EXHIBIT 10.8

12264 El Camino Real Suite 350
San Diego, CA 92130

Main: 858.704.4040
Fax: 858.345.1745
www.imprimispharma.com

April 25, 2016

Mr. John Saharek

c/o Imprimis Pharmaceuticals, Inc.

12264 El Camino Real, Suite 350

San Diego, CA 92130

Dear John,

Imprimis Pharmaceuticals, Inc. (the “Company”) is pleased to offer you the opportunity to earn a cash retention bonus (the “Retention Bonus”) on the terms set forth in this letter (the “Letter”). We are offering you the opportunity to earn the Retention Bonus because we recognize your importance to the continued success of the Company and to the successful closing of a “Change in Control” (as defined below) of the Company. Subject to your execution, this Letter shall become effective as of the date set forth above (the “Effective Date”).

1. Retention Bonus. If all of the conditions set forth in this Letter are satisfied, the Company will pay you a Retention Bonus in an amount equal to the following applicable percentage of the Change in Control Consideration, less applicable tax withholdings on the Retention Bonus:

(a) 0.5% of the Change in Control Consideration, if the Closing Date occurs on or before the one-year anniversary of the Effective Date;

(b) 0.25% of the Change in Control Consideration, if the Closing Date occurs after the one-year anniversary of the Effective Date and on or before the two-year anniversary of the Effective Date;

(c) 0% of the Change in Control Consideration, if the Closing Date occurs after the two-year anniversary of the Effective Date and on or before the three-year anniversary of the Effective Date;

2. Payment Date. If the conditions for earning a Retention Bonus, as set forth in this letter, are satisfied in connection with the Change in Control, you shall be paid your earned Retention Bonus only if and to the extent that the related Change in Control Consideration is paid to the Company or the Company’s stockholders, as applicable, whether at closing of such transaction or subsequently pursuant to application of any escrow, earn-out or other similar arrangement (such subsequent payments, collectively, “Deferred Payments”), (i) in the same forms of consideration and (ii) in the same proportions of such consideration as the Change in Control Consideration is paid by the acquiror in the Change in Control to the Company or the Company’s stockholders, as applicable. Any securities issues to you hereunder, if any, shall be subject to the same or similar restrictions imposed by the acquiror on the securities issued to the Company or the Company’s stockholders, as applicable, as set forth in the definitive agreement pursuant to which the Change in Control occurs and such restrictions that are required by applicable securities laws. Any earned Retention Bonus (other than any portion of the Retention Bonus related to Deferred Payments) shall be distributed in lump sum payments to you as soon as practicable after the closing date of the Change in Control, but in no event later than thirty (30) days following the date of such closing (the “Closing Date”). Any portion of the Retention Bonus related to Deferred Payments shall be earned and paid to you only if and when the related Deferred Payments are paid to the Company or the Company’s stockholders as applicable, (and subject to the same terms and conditions as applied to the Company or the Company’s stockholders, as applicable); provided, however, that, to the extent that a condition imposed on a Deferred Payment would not, in the reasonable determination of the Board constitute a “substantial risk of forfeiture” (as defined in Treasury Regulations Section 1.409A-1(d)) and is not paid prior to the fifth (5th) anniversary of the Closing Date or would otherwise cause you to be subject to the payment of additional tax pursuant to Section 409A of the Code, you shall be paid the portion of the Retention Bonus relating to such Deferred Payment, subject to any reduction made by the Board based on the Fair Market Value (as of the Closing Date) of such portion of the Retention Bonus relating to the Deferred Payment for such condition (that is, the present value of the Retention Bonus that may be earned upon satisfaction of the condition), in a lump sum on the thirtieth (30th) day following the Closing Date.

3. Conditions to Payment.

(a) Continued Employment. To earn your Retention Bonus, you must remain continuously employed as a full-time employee of the Company in good standing through the Closing Date, or your employment must have been terminated by the Company without “Cause” (as defined your Employment Agreement), or by you for “Good Reason,” (as defined in your Employment Agreement) on or before the Closing Date, with payment occurring in accordance with paragraph 2 in either case. If, at any time before the Closing Date, your employment terminates for any reason other than by the Company without Cause or by you for Good Reason, including due to death or disability, your Retention Bonus will be forfeited.

(b) Expiration. This Letter and your rights under this Letter will expire automatically on the second (2) year anniversary of the Effective Date if a Change in Control has not closed before that date.

(c) Senior Debt Subordination. The obligations of the Company to pay the Retention Bonus shall be subject and subordinated to the Company’s obligations set forth in the Loan and Security Agreement, dated May 11, 2015, by and between IMMY Funding LLC, an affiliate of Life Sciences Alternative Funding LLC and the Company, and the Company’s obligations to any future lenders as and when such obligations are incurred.

4. Definitions.

“Board” means the Board of Directors of the Company.

“Change in Control” means a Change in Control as defined under the Company’s Amended and Restated 2007 Equity Incentive Plan, as amended and restated on September 27, 2013. Notwithstanding anything to the contrary, if required to avoid additional tax under Section 409A of the Code, the Change in Control must also be a change in control event described in Treas. Reg. Section 1.409A-3(i)(5).

“Change in Control Consideration” means the Fair Market Value of the total consideration paid by a buyer (whether to the Company or its stockholders) to acquire the Company in a transaction constituting a Change in Control, as expressed as a dollar amount, whether consideration is paid at the closing of such transaction or as Deferred Payments.

“Employment Agreement” means the employment agreement between you and the Company dated April 25, 2016.

2.

“Fair Market Value” means the value determined by the Board as of the applicable date in its sole discretion, and such determination shall be final and binding

5. Section 409A. The terms of this Letter are intended to comply with (or to comply with an exemption from) Section 409A of the Code, and related Treasury regulations (“Section 409A”), and will be interpreted accordingly; provided, however, that the Company and its respective employees or representatives (including, without limitation, legal counsel) will not have any liability to you with respect to any taxes, penalties, interest or other costs or expenses you may incur with respect to or as a result of Section 409A or any other Federal, state or local tax provision or requirement applicable to you with respect to the Retention Bonus. The Company and you agree to work together in good faith to consider amendments to this Letter and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Payments pursuant to this Letter are intended to constitute separate payments for purposes of Treas. Reg. Section 1.409A-2(b)(2) and the Retention Bonus payments (including Deferred Payments) are intended to satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Section 1.409A-1(b)(4) or any other exemption from the application of Section 409A and, to the extent not so exempt, the Retention Bonus payments (including Deferred Payments) are intended to comply with Section 409A, including Treas. Reg. Section 1.409A-3(i)(5)(iv) (special rules for certain delayed payments pursuant to a change in control event) and the applicable terms of this Letter pertaining thereto shall be interpreted and applied accordingly, including, to the extent applicable, the requirement that any portions of the Retention Bonus related to Deferred Payments shall only be paid in connection with a Change in Control transaction that constitutes either a change in control event described in Treas. Reg. Section 1.409A-3(i)(5)(v) (change in the ownership of a corporation) or Treas. Reg. Section 1.409A-3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation’s assets).

6. Miscellaneous.

(a) This Letter does not constitute an express or implied promise of continued employment for any period and does not alter your “at-will” employment status. Except as otherwise required by applicable law or as may be expressly set forth in a separate agreement between you and the Company, your employment with the Company is and will continue to be “at-will” and may be terminated at any time with or without Cause or notice by the Company.

(b) No provision of this Letter will be interpreted to impose an obligation on the Company to accept, agree to or otherwise consummate any Change in Control the Company. The decision to consummate any Change in Control of the Company, and all terms and conditions of any such transaction, including the amount, timing and form of consideration to be provided in connection therewith, will be within the sole and absolute discretion of the Company.

(c) The Retention Bonus is a special incentive payment to you and will not be taken into account in computing the amount of any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

3.

(d) Your rights with respect to the Retention Bonus will be those of a general unsecured creditor of the Company, and under no circumstances will this Letter or your rights hereunder give you an interest in any assets of the Company or entitle you to any rights as a stockholder of the Company. Neither this Letter nor your rights under this Letter may be assigned by you, alienated, transferred, garnished, or levied upon in any manner to or by any other party (whether by operation of law or otherwise). The rights and obligations of the Company under this Letter will inure to the benefit of and will be binding upon the successors and assigns of the Company.

(e) This Letter will be governed by the laws of the State of California. Any suit, action or other legal proceeding arising out of, or relating to, this Letter will be brought in a court of competent jurisdiction located in San Diego County, California having subject matter jurisdiction thereof and both parties agree to submit to the jurisdiction of such forum.

(f) This Letter constitutes the entire agreement between you, on the one hand, and the Company, on the other hand, with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings with respect to the subject matter hereof, whether written or oral. This Letter may be amended or modified only by a written instrument executed by you and the Company. The Company’s obligations under this Letter shall be assumed by the acquiring or successor corporation in the Change in Control. The Company shall withhold from any and all amounts payable under this Letter such federal, state, local and other taxes as may be required to be withheld pursuant to any applicable law or regulation.

(g) This Letter may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

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4.

Acceptance

To indicate your acceptance of the terms of this Letter, please sign and date this Letter in the space provided below. A duplicate has been provided for your records.

Sincerely,

Imprimis Pharmaceuticals, Inc.

By:	/s/ Mark L. Baum

Name:	Mark L. Baum

Title:	Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ John P. Saharek

Printed Name:	John P. Saharek

Date:	April 25, 2016

Enclosures

Duplicate Original Letter